CONTACT:
Brandon Davis, 312-822-5167 / 312-834-6091
Sarah Pang, 312-822-6394 / 312-607-5544

DINO ROBUSTO TO ASSUME ROLE OF CNA’S CHAIRMAN AND CEO ON NOVEMBER 21, 2016

CHICAGO, October 24, 2016 — CNA Financial Corporation (NYSE: CNA) announced today that Dino E. Robusto will assume the role of Chairman and Chief Executive Officer on November 21, 2016, succeeding Thomas F. Motamed, who is retiring after eight years at the helm of CNA. Last November CNA announced that Mr. Robusto would be joining the company in late 2016.

“Dino’s impressive track record of success and extensive experience across nearly every insurance industry discipline will serve CNA well in the Company’s next phase of growth and development,” said James S. Tisch, a member of the CNA Board of Directors and Chief Executive Officer of Loews Corporation (NYSE: L), CNA’s largest shareholder. “The CNA Board of Directors and I enthusiastically welcome Dino and look forward to benefiting from his leadership.”

“We would also like to thank Tom for his many accomplishments at CNA. During Tom’s tenure, CNA’s underwriting capabilities, operating performance and competitive standing have improved significantly,” Mr. Tisch emphasized. “Tom is leaving the company with a deep bench and a fortress balance sheet. Over the past three years, CNA has paid almost $2 billion in dividends to shareholders while maintaining a AAA level of capital.”
Mr. Tisch added, “Dino is inheriting a CNA poised for continued growth and further value creation, thanks to the expertise and dedication of Tom and his team.”
About CNA
Serving businesses and professionals since 1897, CNA is the country’s eighth largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. "CNA" is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the "CNA" service mark in connection with insurance underwriting and claims activities.

Follow CNA (NYSE: CNA) on: Facebook | Twitter | LinkedIn | YouTube

# # #